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[AALLP LETTERHEAD]                                                  EXHIBIT 23.5

February 7, 2000

Coho Energy, Inc.:

We are aware that Coho Energy, Inc. has incorporated by reference in its Registration Statement its Form 10-Q for the quarter ended September 30, 1999, which includes our report dated November 12, 1999 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,


Arthur Andersen LLP